May 6, 2004

Alpharma Announces First Quarter 2004 Results

FDA Compliance Issues Continue to Impact Results

Results Include Charges for Severance and Debt Prepayment

Debt Reduced to $751 Million, Positive Free Cash Flow Continues

Fort Lee, NJ May 6, 2004 Alpharma Inc. (NYSE:ALO), a leading global specialty pharmaceutical company, today announced a diluted loss per share of $0.06 for the first quarter of 2004. During the first quarter, the company recorded severance charges associated with business reorganizations and workforce reductions totaling $5.8 million, or $0.08 diluted earnings per share ("DEPS") and charges of $0.9 million or $0.01 DEPS related to the prepayment of debt. The company also recorded a pre-tax loss of $1.3 million or $0.02 DEPS on its sale of an Animal Health distribution company. Excluding these charges, DEPS for the quarter was $0.05, compared to the company's guidance of break-even earnings excluding charges. In the first quarter of 2003, the company reported net earnings and diluted earnings per share of $7.2 million and $0.14, respectively.

First quarter 2004 net revenues were $312 million, an increase of 3% versus 2003. The increase in revenues reflects the inclusion of revenues ($19 million) from an Animal Health joint venture that was acquired in January 2004 (see "Purchase and Sale of Joint Venture" below). Excluding these revenues, first quarter revenues declined 3% from 2003 levels, and 8% excluding the effects of foreign currency. This revenue decline was due primarily to lower U.S. Human Pharmaceuticals revenues.

The company generated first quarter free cash flow of approximately $50 million. Free cash flow is based on reported operating cash flow less capital expenditures and dividend payments. The company uses free cash flow as a measurement of funds available to service debt. The timing of the collection of receivables in the U.S. Pharmaceuticals business influenced the strong free cash flow performance. In addition to cash from operations, the net proceeds of approximately $4 million from the purchase and subsequent sale of the Animal Health distribution company contributed to the reduction of debt to $751 million at the end of the first quarter of 2004 versus $817 million at December 31, 2003. The first quarter of 2004 was the seventh consecutive quarter of positive free cash flow for the company.

"Our commitment to the generation of cash and reduction of debt continues," commented Ingrid Wiik, President and Chief Executive Officer of Alpharma. "Our U.S. generics business continues to struggle with disruptions related to compliance efforts, in addition to pricing declines, and the lack of new products. We are addressing the FDA issues in our U.S. sites and, subject to receipt of FDA approvals, continue to target new solid dose launches in the second half of 2004. The competitive climate in our International Generics business remains intense. Our API business has maintained its strong margins, and our Animal Health business has stabilized and is realizing improved margins as a result of cost reduction actions over the past few years."

Purchase and Sale of Joint Venture
On January 7, 2004, the company purchased the outstanding 50% interest of Wynco, LLC ("Wynco"), an Animal Health distribution company. Wynco was sold, as planned, on March 30, 2004 and the company recorded a pre-tax loss of $1.3 million. First quarter 2004 operating results reflect the consolidation of Wynco for the period of time it was wholly-owned by the company and include revenue relating to Wynco of $19 million. Wynco's operating results were approximately break-even for the period.

First Quarter 2004 Business Review

Human Pharmaceuticals
U.S. Pharmaceuticals ("USHP"): USHP first quarter revenues of $113.6 declined 8% compared to 2003. First quarter segment revenues include income of $8 million related to the 2003 agreement with Ivax Corporation for metformin hydrochloride extended release tablets (the "metformin ER agreement"). This income is classified as "Other Income" in the consolidated statement of operations, but for segment reporting purposes, is included in USHP operating results. Generic sales were lower in 2004 when compared to 2003 primarily due to price declines and the negative impacts of compliance efforts at the Elizabeth and Baltimore sites. Scripts for the company's branded product, Kadian® were level with the fourth quarter of 2003; however the company is currently implementing a significant expansion of its sales force to promote future growth.

USHP reported an operating loss of $4.4 million, including $1.8 million of severance charges related to business reorganizations and workforce reductions. These charges negatively impacted operating margins by 1.6 percentage points. Margins in the first quarter of 2004 were (3.9)% compared to 8.4% in 2003. The decline in 2004 margins reflects reduced pricing, higher costs per unit due to FDA compliance upgrades, and severance charges. These items were partially offset by income related to the metformin ER agreement and reduced external spending related to FDA improvement efforts.

International Generics ("IG"): Revenues were $90.8 million in the quarter, an increase of 9% from last year's first quarter. Excluding positive currency impacts, revenues decreased 4%, reflecting lower sales in Germany as consumers increased pharmaceutical purchases in the fourth quarter of 2003 in anticipation of new government regulations effective in the first quarter of 2004. In addition, sales in the United Kingdom declined due to pricing pressure.

IG operating margins were 3.7% in 2004, including approximately $1.8 million of severance charges for workforce reductions, which negatively impacted margins by 2.0 percentage points. Margins in 2004 were negatively affected by pricing pressure, particularly in the United Kingdom and in the Nordic countries. Margins in 2003 were 9.2%.

Active Pharmaceutical Ingredients ("API"): API first quarter revenues increased 9% to $33.7 million, compared to $30.8 million in the first quarter of 2003. Excluding the impact of currency, revenues grew 7% as a result of price increases on selected products in certain markets, partially offset by decreased volumes on these products. This business's strong operating margins of 54.3% were consistent with the prior year.

Animal Health ("AHD")

Revenues increased approximately 26% to $84.5 million, including Wynco revenues, compared to $67.0 million in 2003. Excluding Wynco revenues, AHD revenues declined 2% compared to 2003. Strong poultry sales partially offset soft demand in the livestock segment. Operating margins were 5.0% in 2004 versus 3.9% in 2003. The inclusion of Wynco in first quarter results negatively impacted margins by 1.6 percentage points. Excluding the Wynco business, Animal Health margins improved from 3.9% in 2003 to 6.6% in 2004, reflecting cost reductions, productivity initiatives and product mix.

First Quarter Comparison of Other Consolidated Income Statement Items

Interest expense and amortization of debt issuance costs decreased $2.5 million year-to-year due to decreased debt levels, lower interest rates, and reduced amortization. The debt level at the end of the first quarter of 2004 was $751 million versus $885 million at the end of the first quarter of 2003.

A loss on extinguishment of debt of $0.9 million was recorded in the first quarter of 2004 due to the prepayment of $50 million of senior secured term debt.

Other income (expense) was $7.7 million of income in 2004 compared to $0.7 million of income in 2003. The 2004 income includes income from the metformin ER agreement. Under this agreement, Ivax and Alpharma share profits on all Ivax sales during the 180-day exclusivity period of metformin hydrochloride extended release tablets. This exclusivity period expires in May 2004. A $1.3 million loss on the sale of Wynco partially offset this income in 2004.

cGMP Compliance

First quarter 2004 results include approximately $1 million of external consultant spending to improve compliance to cGMPs. In addition to this spending, the company has increased the number of quality and manufacturing personnel in the U.S. Pharmaceutical business to facilitate these activities. These personnel increases have negatively impacted USHP margins.

The FDA completed an inspection of the company's Elizabeth site in December 2003. The company has been advised by the FDA that as a result of this inspection, product approvals relating to the Elizabeth site will be withheld pending a successful follow-up inspection. The company has no control over the timing of this inspection. The company expects to complete the major elements of the FDA compliance enhancement plan in Elizabeth in mid-2004 and the remainder by March 2005.

Over the past year, the company has significantly reduced the number of products produced at its Baltimore liquid dose plant in order to focus on improving compliance. The FDA re-inspected this site in January 2004 and noted significantly fewer observations than in their previous inspection. The company expects to complete the major elements of the FDA compliance remediation plan in Baltimore by the end of 2004.

Research and Development ("R&D")

In 2003, U.S. Human Pharmaceutical R&D resources were diverted to FDA compliance enhancement efforts resulting in a decline in new ANDA filings. The company has begun to increase R&D spending in 2004 in order to strengthen the company's human pharmaceutical product pipeline. Spending is expected to increase approximately 25% in 2004, with the majority of the spending in the second half of 2004, in order to support an increase in ANDA filings to at least 10 in 2004. The company's target over time is 15 - 20 ANDA filings annually. In addition to strengthening the global generic pipeline, the increased R&D spending levels will also support new product activity in the branded and API businesses.

Outlook

In the second quarter of 2004, the company expects DEPS from continuing operations to be at break-even levels reflecting the continued downward pressure on U.S. Pharmaceuticals sales due to negative pricing, and the disruptive impact of FDA remediation efforts, particularly the reduced production levels at the Elizabeth plant.

The company's current guidance range for full year 2004 DEPS from continuing operations is $0.80 to $0.90. This guidance includes approximately $0.20 related to the launches of new U.S. solid dose generic products, which are dependant on FDA approvals. Guidance for the second half of 2004 also includes a significant increase in branded scripts driven by a sales force expansion and continued strong revenues and margins in the company's API business. In addition, the company's Animal Health business is seasonally stronger in the second half of the year.

There are a number of other potential events, which could materially impact the company's results for the year. The company recently announced an agreement with Teva regarding gabapentin, the generic version of Neurontin®, a Pfizer product with over $2 billion in annual brand sales. While the company is not prepared to announce a launch date or an estimate for the financial impact of this product, this agreement enhances the company's ability to launch gabapentin. The company is also pursuing potential asset disposals, which, if completed, could impact 2004 results.

The company is maintaining its free cash flow estimate in 2004 of $75 million and generally intends to use the free cash flow to further reduce its outstanding debt.

The company's 2004 outlook assumes the ability to operate its Baltimore and Elizabeth plants at presently estimated production levels, FDA new product approvals at Elizabeth in the second half of 2004, and normal seasonal patterns in the Animal Health business. Assumptions inherent in the company's outlook could be impacted by future FDA actions or new information acquired as the company continues to implement its corrective action plans. The outlook assumes no major changes in the company's key markets, and excludes any impact on revenue or net income for the potential launch of gabapentin. It also excludes charges for workforce reductions and any future non-operating transactions or events, which in certain instances could be dilutive. The earnings estimate is based upon results from continuing operations.

Presentation of Information in this Press Release

In an effort to provide investors with additional information regarding Alpharma's results as determined by U.S. Generally Accepted Accounting Principles (GAAP), the company also discloses certain non-GAAP information which management utilizes in its analysis of its business and which it believes also provides useful information to investors. Within this press release, the company has disclosed the impact of charges for severance and the pre-payment of debt. on DEPS. The company discloses these items to assist the reader in understanding the impact of these charges on the company's financial results and the earnings generated by operations that the company believes can be more meaningfully compared with prior periods and forecasts.

Statements made in this release include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, including those relating to future financial expectations, involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Information on other significant potential risks and uncertainties not discussed herein may be found in the Company's filings with the Securities and Exchange Commission including its Form 10-K for the year ended December 31, 2003

Alpharma press releases are also available at our website: http://www.alpharma.com.

If you would like to receive Alpharma press releases via email please contact: investorrelations@alpharma.com.

Alpharma management will hold a conference call to discuss first quarter 2004 results at 8:30 A.M Eastern Standard Time on May 7, 2004. A powerpoint presentation which management will refer to on the call is available at www.Alpharma.com The call will be open to all interested parties and may be accessed by using the following information:

CONFERENCE CALL ACCESS

Domestic Dial In: (800) 374-0147
International Dial In: (706) 634-5431
Conference ID: 6683881

Investors can access the call in a "listen only" mode via the Internet at http://www.streetevents.com or http://www.companyboardroom.com.

In addition, for those unable to participate at the time of the call, a rebroadcast will be available following the call from Friday, May 7, 2004 at 12:00 PM Eastern Standard Time until Friday, May 14, 2004 at midnight. The rebroadcast may be accessed on the Internet at http://www.streetevents.com or by telephone using the following information:

REBROADCAST ACCESS

Domestic Dial In: (800) 642-1687
International Dial In: (706) 645-9291
Participant Code: 6683881

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Alpharma Inc.
Consolidated Statement of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2004	2003*
Total revenue	$311,661	$302,237
Cost of sales	193,667	175,716
Gross profit	117,994	126,521
Selling, general and administrative expenses	98,956	84,188
Research and development	15,697	14,705
Operating income (loss)	3,341	27,628
Interest expense and amortization of debt issuance costs	(14,495)	(16,962)
Loss on extinguishment / conversion of debt	(861)	(692)
Other income (expense), net	7,711	689
\	(4,304)	10,663
Provision (benefit) for income taxes	(1,162)	2,920
Net income (loss) from continuing operations	(3,142)	7,743
Discontinued operations, net of tax	--	(510)
Net income (loss)	$(3,142)	$7,233

Average common shares outstanding: Basic Diluted	51,894 51,894	51,447 51,778

Earnings (loss) per common share: Basic
Net income (loss) from continuing operations	$(0.06)	$0.15
Loss from discontinued operations	--	(0.01)
Net income (loss)	$(0.06)	$ 0.14
Diluted
Net income (loss) from continuing operations	$(0.06)	$ 0.15
Loss from discontinued operations	--	(0.01)
Net income (loss)	$(0.06)	$ 0.14

Dividends per common share	$0.045	$0.045

*2003 results have been adjusted to reflect a previously disclosed gain contingency related to a vendor contract

ALPHARMA INC.

Operating Results by Segment (Unaudited)

(in millions)

Three Months Ended March 31,	Revenues		Operating income (loss)
	2004	2003	2004	2003

U.S. Pharmaceuticals	$113.6*	$124.1	$(4.4)*	$10.4***

International Generics	90.8	83.6	3.4	7.7

Active Pharmaceutical Ingredients	33.7	30.8	18.3	16.8

Total Human Pharmaceuticals	238.1	238.5	17.3	34.9***

Animal Health	84.5**	67.0	4.2 **	2.6

Unallocated and Eliminations	(10.9)	(3.3)	(18.2)	(9.9)

Total	$311.7	$302.2	$3.3	$27.6 ***

* Includes income from the metformin ER agreement
** Includes Wynco revenues of $19.2 million and an operating loss of $0.1 million
***2003 results have been adjusted to reflect a previously disclosed gain contingency related to a vendor contract

ALPHARMA INC.
Consolidated Condensed Balance Sheet
(In thousands)

	March 31, 2004 (unaudited)	December 31, 2003*
Current assets	$628,876	$ 692,991
Non-current assets	1,603,931	1,636,277
Total assets	$2,232,807	$2,329,268

Current liabilities	$325,953	$358,271
Long-term debt: Senior Subordinated notes	546,057 183,158	600,696 181,553
Deferred taxes and other	58,513	56,759
Stockholders' equity	1,119,126	1,131,989
Total liabilities and stockholders' equity	$2,232,807	$2,329,268

* 2003 results have been adjusted to reflect a previously disclosed gain contingency related to a vendor contract